Exhibit 10.10

Onvia, Inc. 2009 Management Incentive Plan
Participants
Senior VP Products, Technology & Information
Chief Financial Officer
Chief Solutions Officer
General Counsel
Senior VP Sales  (also participates in Sales Incentive Plan)
Executive VP Corporate Sales (also participates in Sales Incentive Plan)

Objectives	• Achieve corporate performance that most reflect stockholder interests • Drive and reward unified performance across executive team • Focus on building trend for long-term, profitable growth
Key Achievement Measures	Achievement of Board defined goals around Bookings from subscription sales, Net Income, and Cash Flow
Overachievement
An additional pool of 5% of Bookings above target will be accrued and distributed to one or more participants based on recommendation of CEO and approved by the Compensation Committee within its sole discretion.

Bonus Target
• Sr. VP Products, Technology & Information            33% of Base Salary
• Chief Financial Officer                                              33% of Base Salary
• Chief Solutions Officer                                             33% of Base Salary
• General Counsel                                                        11% of Base Salary
• Sr. VP Sales                                                               $25,000
• Exec. VP Bus. Dev.                                                   $25,000

Terms of Funding and Payment
• Bonus pool is funded upon achievement of all three achievement measures
• For Sr. VP Products, Technology & Information, 100% of the Bonus Target will be paid upon achievement of all three achievement measures described above
• For all participants other than the Sr. VP Products, Technology & Information, 50% of the Bonus Target will be paid upon achievement of all three achievement measures described above and the remaining 50% will be paid upon achievement of individual performance goals
• Bonus pool to be funded and targets paid upon certification of measures achieved by the Compensation Committee